EXHIBIT 10.11

ACTIONS OF THE BOARD OF DIRECTORS OF
FREEDOM HOLDING CORP.

August 01, 2025

Freedom Holding Corp., a Nevada corporation (the “Corporation”), presented by the Chairman of the Board of Directors do hereby take the following actions, effective as of the date set forth above, in accordance with the Articles of Incorporation of the Corporation and the By-laws of the Corporation.

WHEREAS, the Compensation Committee Freedom Holding Corp. on 30 July 2025 reviewed the proposed adjustments to the annual salaries and long-term bonuses for certain members of the executive team; and

WHEREAS, the Compensation Committee Freedom Holding Corp. on 30 July 2025 has reviewed reports from its independent consultant AON, has considered various benchmarking data, has considered the performance of various executive officers, and had deliberated regarding the structure of the executive’s compensation and has concluded, for the reasons set forth in the minutes of proposed adjustments reflect a 25% increase in total compensation (inclusive of annual salary and short-term bonus) for the selected executives, aligning with internal discussions and external benchmarking data effective April 1, 2025.

NOW, THEREFORE, IT IS HEREBY:

RESOLVED, that the Corporation hereby approves the following adjustments in the annual salary and bonuses of the following officers effective August 1, 2025:
i.Shareholder(s) consent and approve the amount annual salary from August 1, 2025 and and the payment of a cash bonus on August 4 to the members of the Board of Directors of Freedom Finance Global PLC, Mr. Yevgeniy Ler, Askar Tashtitov and the President of Freedom Finance Global PLC, Mr. Timur Turlov at the amount specified in Annexes 1 and 2 to these Actions.
ii.Director of Finance Department and Director of Human Resources Department of Freedom Finance Global PLC to take all reasonable and necessary measures to execute these Actions.

RESOLVED, that the Chairman of the Board of Directors of the Corporation be, and hereby is, authorized, empowered and directed to execute, deliver and file, in the name and on behalf of the Corporation and/or FFG, the required documentation, together with any and all other documents, certificates, agreements and instruments and to take any and all such actions and pay such fees and expenses as such officers may deem necessary, appropriate or desirable in order to carry out the intent and purposes of the foregoing resolutions, the execution and delivery of such documents or instruments or the taking of such action to be conclusive evidence that such execution and delivery or the taking of such actions was authorized by the foregoing resolutions.
IN WITNESS WHEREOF, the Chairman of the Board of Directors of the Corporation has signed this document effective as of the date first above written, and by so doing (i) consents to the transaction of the business hereof, (ii) affirms that he has read the foregoing document, and (iii) approves, adopts and ratifies the foregoing document and all acts taken or authorized therein.

Timur Turlov
Chairman of the Board of Directors of Freedom Holding Corp.            /s/ Timur Turlov
(stamp)

Annex 1
Actions of the Board of Directors of Freedom Holding Corp.

Issue: The amount of annual salary from August 1, 2025, to the members of the Board of Directors of Freedom Finance Global PLC, Mr. Yevgeniy Ler, Askar Tashtitov, and the President of Freedom Finance Global PLC, Mr. Timur Turlov:

The amount of annual salary from
August 1, 2025, KZT
(taking into account contributions for compulsory social medical insurance, mandatory pension contributions to the accumulative pension fund and individual income tax and other mandatory payments at rates to the budget in the manner determined by the legislation of the Republic of Kazakhstan)

Timur Turlov	260,166, 099
Yevgeniy Ler	102,979,297
Askar Tashtitov	103,169,420

/s/ Timur Turlov
(stamp)

Annex 2
Actions of the Board of Directors of Freedom Holding Corp.

Issue: Issuance on August 4, 2025 of cash bonus to the members of the Board of Directors of Freedom Finance Global PLC, Mr. Yevgeniy Ler, Askar Tashtitov, and the President of Freedom Finance Global PLC, Mr. Timur Turlov:

Cash bonus amount, KZT
(taking into account contributions for compulsory social medical insurance, mandatory pension contributions to the accumulative pension fund and individual income tax and other mandatory payments at rates to the budget in the manner determined by the legislation of the Republic of Kazakhstan)

Timur Turlov	625,000,000
Yevgeniy Ler	250,000,000
Askar Tashtitov	250,000,000

/s/ Timur Turlov
(stamp)